Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2010 Second Quarter Results

  Sales increase 33 percent over previous year to $252 million
  Operating profit reaches record $58 million, more than triple level of a year ago
  Operating margin reaches 23 percent, highest level in over twenty years
  Diluted EPS of $0.94 more than doubles level of a year ago
  First half operating profit, net income and EPS exceed record levels of 2008
  Third quarter guidance: sales expected to increase 25 to 29 percent over prior year; EPS in the range of $1.08 to $1.18

WESTLAKE, Ohio--(BUSINESS WIRE)--May 20, 2010--Nordson Corporation (Nasdaq: NDSN) today reported second quarter sales, operating profit, net income and diluted earnings per share that were strongly improved compared to the same period a year ago. For the quarter ending April 30, 2010, sales were $252 million, a 33 percent increase over the prior year’s second quarter sales, with volume up 28 percent and the remainder of the increase coming from the favorable effects of currency translation. Second quarter operating profit reached a record $58 million. Net income was $32 million, more than double the level of a year ago. Diluted earnings per share were $0.94, inclusive of a $0.15 one-time charge related to recently enacted changes in the tax treatment of Medicare Part D and a $0.01 restructuring charge.

“Our global team has done an excellent job of executing as the economic recovery continues,” said Nordson President and Chief Executive Officer Michael F. Hilton. “We are winning in the marketplace, capturing new business through our continued focus on technology differentiation, application expertise, and emerging market penetration. Strong top line growth is being supported by a lower-cost operating structure, which enabled operating margin in the quarter to reach 23%, the highest level in more than twenty years. This translated to excellent earnings per share performance, as we more than doubled the level of the previous year’s quarter.”

Second Quarter Segment and Regional Results

Nordson delivered year-over-year sales increases in all three business segments and in every geographic region. “Advanced Technology’s ability to serve very robust demand in technology end markets led to an 88 percent improvement in segment sales over the prior year’s second quarter and an excellent operating margin of 22 percent for the segment,” said Hilton. “Sales in Adhesive Dispensing Systems grew 17 percent over the prior year’s second quarter, and the operational efficiencies we have implemented helped push the segment’s operating margin to 34 percent. Sales within Industrial Coating Systems were essentially flat compared to the same period a year ago, though the renewed order activity from durable goods manufacturers that began late in our first quarter and continued this quarter is encouraging. While systems sales have rebounded nicely, total company parts and consumables remained a larger portion of the overall product mix in the second quarter than is typical for Nordson.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first half of fiscal year 2010, sales of $472 million generated operating profit of $94 million and net income of $59 million, both of which are records. First half earnings per share on a diluted basis are a record $1.73, inclusive of $0.17 in charges related to restructuring costs and the recently enacted change in the tax treatment of Medicare Part D and a gain of $0.09 related to a one-time tax benefit. Prior year first half revenue, operating profit, net income and diluted earnings per share were $375 million, $32 million, $25 million and $0.74, respectively.

“Our ability to serve customers and capture returning demand, coupled with maintenance of the structural changes we made last year and ongoing cost control, enabled first half operating profit, net income and earnings per share to exceed the record level of the first half of fiscal 2008,” Hilton added.

Order Rates and Backlog

Order rates for the 12-week period ending May 16, 2010, measured in constant currency, increased 43 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the second quarter was approximately $131 million, an increase of 60 percent compared to the end of the second quarter a year ago, and an increase of 30 percent compared to the end of the first quarter of fiscal 2010. Backlog amounts are calculated at April 30, 2010 exchange rates.

Outlook

For the third quarter of fiscal 2010, sales are expected to be in the range of $259 million to $267 million, an increase in volume of 29 to 33 percent offset by a negative 4 percent currency translation effect as compared to the third quarter a year ago. Diluted earnings per share are expected to be in the range of $1.08 to $1.18.

“While we are very pleased with our current order activity, these rates reflect the rapid return of demand often seen in the recovery period of an economic cycle,” said Hilton. “Based on our experience in previous cycles, we would expect the pace of orders to moderate to a more sustainable level at some point in the coming quarters. As the year progresses, inventory levels likely will have been replenished to normal levels, fiscal stimulus may begin to slow or end, unemployment probably will remain high, and European sovereign debt issues may persist, all of which could have a dampening economic effect. Balancing these factors is the ongoing strength still being shown in many emerging markets. As we have demonstrated in the first half of the year, we are well-equipped to capture business in every region of the world, whatever the pace of new demand may be. We expect another solid performance in the third quarter, anchored by the restructuring activities and cost reductions we completed over the past year and propelled by our deep customer knowledge, innovative technology and global reach.”

Nordson will broadcast its second-quarter conference call on its web site at http://www.nordson.com/investors on Friday, May 21, 2010 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson at www.nordson.com.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2010	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2010	2009	2010	2009

Net sales	$251,659	$188,840	$472,248	$375,448
Cost of sales	97,792	85,957	186,706	165,328
Selling & administrative expenses	96,277	84,304	191,682	178,466

Operating profit	57,590	18,579	93,860	31,654

Interest expense - net	(1,421)	(1,579)	(2,602)	(4,170)
Other income (expense) - net	204	521	523	7,200

Income before income taxes	56,373	17,521	91,781	34,684
Income taxes	23,942	3,678	32,618	9,685

Net Income	$32,431	$13,843	$59,163	$24,999

Return on sales	13%	7%	13%	7%
Return on average shareholders' equity	33%	10%	31%	9%

Average common shares outstanding (000's)	33,955	33,555	33,748	33,540
Average common shares and common share equivalents (000's)	34,418	33,571	34,209	33,557

Per share:

Basic earnings	$.96	$.41	$1.75	$.75
Diluted earnings	$.94	$.41	$1.73	$.74

Dividends paid	$.19	$.1825	$.38	$.365

SECOND QUARTER PERIOD
Period Ending April 30, 2010
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2010	2009

Cash and marketable securities	$34,646	$18,824
Receivables	185,390	191,201
Inventories	113,070	97,636
Other current assets	41,229	39,010
Total current assets	374,335	346,671

Property, plant & equipment - net	113,503	118,291
Other assets	429,194	425,712

	$917,032	$890,674

Notes payable and debt due within one year	$7,599	$5,577
Accounts payable and accrued liabilities	165,886	150,845
Total current liabilities	173,485	156,422

Long-term debt	172,260	152,260
Other liabilities	159,253	212,016
Total shareholders' equity	412,034	369,976

	$917,032	$890,674

Other information:

Employees	3,732	3,681

Common shares outstanding (000's)	34,122	33,678

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2010	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Second Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY BUSINESS SEGMENT	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

Adhesive dispensing systems	$130,151	$111,325	10.9%	6.0%	16.9%	$247,164	$215,646	7.9%	6.7%	14.6%
Advanced technology systems	93,770	49,973	84.0%	3.6%	87.6%	170,694	106,514	56.5%	3.8%	60.3%
Industrial coating systems	27,738	27,542	-3.4%	4.1%	0.7%	54,390	53,288	-2.1%	4.2%	2.1%

Total sales by business segment	$251,659	$188,840	28.2%	5.1%	33.3%	$472,248	$375,448	20.3%	5.5%	25.8%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2010	2009				2010	2009

Adhesive dispensing systems	$43,611	$30,627				$75,898	$56,779
Advanced technology systems	20,295	(539)				33,753	783
Industrial coating systems	820	(1,868)				445	(4,064)
Corporate	(7,136)	(9,641)				(16,236)	(21,844)

Total operating profit by business segment	$57,590	$18,579				$93,860	$31,654

	Second Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY GEOGRAPHIC REGION	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

United States	$68,365	$55,025	24.2%	-	24.2%	$127,609	$111,400	14.6%	-	14.6%
Americas	18,590	12,049	38.5%	15.8%	54.3%	35,134	24,585	30.1%	12.8%	42.9%
Europe	82,626	71,988	8.4%	6.4%	14.8%	161,643	141,649	5.7%	8.4%	14.1%
Japan	22,415	20,552	3.8%	5.3%	9.1%	40,225	39,517	-2.3%	4.1%	1.8%
Asia Pacific	59,663	29,226	97.1%	7.0%	104.1%	107,637	58,297	77.6%	7.0%	84.6%

Total Sales by Geographic Region	$251,659	$188,840	28.2%	5.1%	33.3%	$472,248	$375,448	20.3%	5.5%	25.8%

	Second Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2010	2009				2010	2009

Depreciation and amortization	$7,392	$8,458				$15,097	$16,364
Capital expenditures	$2,515	$2,124				$4,231	$7,753
Dividends paid	$6,439	$6,124				$12,837	$12,236

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 16, 2010
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	21%	United States	25%
Advanced technology systems	85%	Americas	29%
Industrial coating systems	46%	Europe	35%
		Japan	25%
Total	43%	Asia Pacific	101%

		Total	43%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2010	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Second Quarter		Year-to-Date
	2010	2009	2010	2009

Diluted EPS as reported (U.S. GAAP)	$0.94	$0.41	$1.73	$0.74

Severance and restructuring	0.01	0.10	0.02	0.25
Tax expense - Medicare Part D	0.15	-	0.15	-
Other discrete tax items	-	(0.07)	(0.09)	(0.07)
Real estate sale	-	-	-	(0.10)

Diluted EPS as adjusted (Non-GAAP)	$1.10	$0.44	$1.81	$0.82

Adjusted EPS is not a measurement of financial performance under GAAP, and such measure should not be considered an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com